HODGDEN & ASSOCIATES

408 Eighteenth Street
Golden, Colorado, 80401-2433
USA

Phone: 303-279-8199 **Email: geodogs@comcast.net** **Fax: 303-279-8233**

February 27, 2008

Fox Petroleum Inc
64 Knightsbridge
London, England
SW1X 7JF

Attention: Mr. Richard Moore, Chief Executive Officer
Mr. Alexander Craven, Chief Finance Officer

Re: An agreement of intentions to sell/purchase the Geneseo-Edwards Program

Gentlemen:

Pursuant to our conversation agreeing upon the terms which Hodgden & Associates offers to sell their Geneseo-Edwards Oil Project and which Fox Petroleum Inc agrees to purchase said Project, the undersigned agree to the following:

1. The three Geneseo-Edwards Oil Project leases are located in Ellsworth County, Kansas, and cover the NE/4 of Section 33, T17S, R8W, and the SW/4 of Section 34 of that same Township. A Mutual Area of Interest (AMI) between Fox Petroleum Inc and Hodgden & Associates is established to cover the entirety of these same Sections (33 and 34) and also all of Sections 27 and 28 in T17 S, R8W.

2. An Overriding Royalty in an amount equal to the Overriding Royalty Interests retained by Mr. Hodgden and Dr. Knight in the existing leases will also be assigned at no cost to Mr. Hodgden and Dr. Knight by Fox Petroleum in all additional acreage acquired in any manner by Fox Petroleum Inc within the AMI. These assignments will be made at or before the time of filing of the new lease in the Ellsworth County Courthouse.

3. Fox Petroleum will pay Mr. Hodgden and Dr. Knight (Here-in-after referenced as Hodgden and Associates) the sum of Eighty Thousand Dollars ($80,000, US funds), and Hodgden and Associates will sell and assign an 80% Net Revenue Interest (100% Working Interest) in the three leases currently in effect. (See attached Lease Schedule). The landowner royalty on each of these leases is the standard 12.5%, and Hodgden and Associates will retain an ORRI in the total amount of 7.5% in each lease.

4. It is anticipated that Fox Petroleum will drill a minimum of ten wells on the existing leases, but Fox must drill and establish production on each lease before the expiration date of each lease (See the attached Lease Schedule for these

expiration dates). Failure to do so will result in a penalty payable to Hodgden & Associates in the amount of one hundred and ~~seventy-five~~ FIFTY thousand dollars U.S. Funds ($150, 000) per lease lost.

5. In order to accomplish the requirement of paragraph 4 to hold the leases by production, a reasonable length of time is required to bring a drilling rig onto location , drill, complete, and hook up a well. Considering these time factors and the November expiration date on the lease in the SW/4 in Section 34, it is agreed that Fox must be prepared to act under this agreement by no later than July 31, 2008, by paying the amount due in paragraph 3 to Hodgden & Associates for the existing leases. Failure to do so will activate the penalty of $175,000 to Hodgden & Associates and release Hodgden & Associates to find another buyer for the Program.

This agreement is prepared and signed with the understanding that Fox Petroleum Inc has intentions of purchasing Hodgden and Associate's Geneseo-Edwards Program under the above terms. In order to accommodate and facilitate that intention, Hodgden and Associates agrees to give Fox Petroleum the exclusive right to purchase the program for a period of time and will withhold the Geneseo-Edwards program from the market until July 31, 2008.

FOR HODGDEN & ASSOCIATE:

HUGH J. HODGDEN 2/27/08
Partner Date

CONSTANCE N. KNIGHT 2/27/08
Partner Date

FOR FOX PETROLEUM INC:

RICHARD MOORE, 28/2/08
Chief Executive Officer Date

ALEXANDER CRAVEN 29/02/08
Chief Finance Officer Date

Geneseo-Edwards Lease Schedule

Thomas R. and Berverly Bronleewe, Expires on 19 August 2009	80 acres,	W/2, NE/4, Sec33, T17S, R8W
Ted W. and Barbara Bronleewe, Expires on 31 August, 2009	80 acres,	E/2, NE/4, Sec 33, T17 S, R8W
Bryant and Rosalie Wires Expires on 19 November 2008	160 acres, (also signed by Gary George Kratzer, Trustee))	SW/4, Sec 34, T17S, R8 W